EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 17, 2012 relating to the financial statements of Douglas Elliman Realty, LLC as of December 31, 2011 and 2010 for the three years in the period ended December 31, 2011, which appears in Vector Group Ltd's Annual Report on Form 10‑K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 9, 2012